Exhibit 5.1

Sullivan & Worcester Tel Aviv 28 HaArba’a St. HaArba’a Towers North Tower, 14th Floor Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

August 31, 2026

To:

BrenX Ltd.

13 Amal St. 4th Floor, Park Afek

Rosh Haayin, 4809249 Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as Israeli counsel to BrenX Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), for the resale by the selling shareholder identified in the Registration Statement (the “Selling Shareholder”) pursuant to the securities purchase agreement by and between the Company and the Selling Shareholder dated July 25, 2025, as amended on August 11, 2025 and June 11, 2026 (the “Securities Purchase Agreement” and “SPA”) of up to 2,684,985 ordinary shares of the Company, no par value per share (the “Ordinary Shares”), consisting of (i) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and initial conversion price of $3.138 per share (the conversion price was adjusted to $3.12 as a result of a subsequent funding dated August 26, 2026); (ii) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.12 per share; (iii) 254,582 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.928 per share; (iv) up to an additional 895,608 Ordinary Shares issuable upon the conversion of 3,000 preferred shares, due to the potential effect of anti-dilution adjustments contained in our Amended and Restated Articles of Association (the “Articles”) (without taking into account any limitations on the conversion of such convertible preferred shares set forth therein) (together the “August 2026 Convertible Preferred Shares”), and (v) 893,769 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $87.36 per share (the “August 2026 Ordinary Warrants”). The term “Preferred Shares” hereof refers collectively to the August 2026 Convertible Preferred Shares and all previously issued and outstanding preferred shares of the Company.

All such Ordinary Shares issuable upon the conversion of the August 2026 Convertible Preferred Shares and the exercise of the August 2026 Ordinary Warrants are referred to herein collectively as the “Shares”.

This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, to which this opinion is attached as an exhibit, (ii) a copy of the Articles; (iii) resolutions of the board of directors of the Company which have heretofore been approved and which relate to the Registration Statement and the actions to be taken in connection with the entry into the Securities Purchase Agreement and the issuance of securities under the Securities Purchase Agreement; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold by the Company and delivered by the Company against receipt of the applicable conversion notice or exercise price therefor, in accordance with the terms of the applicable August 2026 Convertible Preferred Shares or August 2026 Ordinary Warrants, respectively, have been duly authorized, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. This opinion set forth herein is made as of the date hereof and subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. This opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion, should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the securities covered by the Registration Statement currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)
Sullivan & Worcester Tel-Aviv (Har-Even & Co.)